Exhibit 10.24

OBAGI MEDICAL PRODUCTS, INC.

January 25, 2005

Stonington Capital Appreciation 1994 Fund LP
767 5th Avenue
48th Floor
New York, NY 10153

The Zein & Samar Obagi Family Trust

9033 Wilshire Blvd. Ste. 100

Beverly Hills, CA 90211

Re:                                Repurchase of the Series A Preferred Stock of Obagi Medical, Inc.

Ladies and Gentlemen:

Obagi Medical Products a Delaware corporation (the “Company”) is expected to enter into a Credit Agreement with Merrill Lynch Capital prior to February 11, 2005 (the “Credit Agreement”). Pursuant to the Credit Agreement, the Company’s wholly-owned subsidiary OMP, Inc. (“OMP”) will receive approximately $70,000,000 in 5-year term loan proceeds, and a funding commitment under a separate revolving line of credit for approximately another $10,000,000.

The Company and OMP propose to use the funds to: (1) pay the holders of the Company’s Series A Preferred Stock, par value $0.0001, (the “Series A Preferred Stock”) all accrued dividends thereon of approximately $78 per share and repurchase all outstanding shares of Series A Preferred Stock for a purchase price of $100 per share; (ii) pay a dividend to all holders of the Company’s Common Stock, par value $0.0001, outstanding as of a date of record to be determined in the range of $2.75 to $3.25 per share; and (iii) provide working capital to fund the OMP’s operational requirements.

Subject to and conditioned upon the closing of the Credit Agreement, the following sets forth the terms and conditions pursuant to which the Company has agreed to repurchase all of the shares of the Company’s Series A Preferred Stock held by each of Stonington Capital Appreciation 1994 Fund LP (“Stonington”) and the Zein & Samar Obagi Family Trust (the “Obagi Trust” and along with Stonington the “Preferred Stockholders”). The shares of Preferred Stock being purchased by the Company hereunder are hereinafter referred to as the “Preferred Shares”.

1.                                          Sale of the Preferred Shares. (a) Subject and conditioned upon the closing of the Credit Agreement and to the terms and conditions of this letter agreement, on a mutually agreed date to be not later than February 11, 2004 (the “Closing Date”), the Preferred Stockholders agree to sell, and the Company agrees to purchase 99,840 shares of Preferred Stock from Stonington and 18,375 shares of Preferred Stock from the Obagi Trust at a price of $100.00 per share, for an aggregate purchase price of $11,821,500 (the “Purchase Price”).

(b)                                    The Purchase Price shall be payable on the Closing Date by wire transfer of immediately available funds to an account designated by each of Stonington and the Obagi

Trust.

2.                                          Seller’s Representations. The Preferred Stockholders hereby represent and warrant to the Company the following: (a) that each Preferred Stockholder is the record and beneficial owner of record of their Preferred Shares, (b) that the Preferred Shares are being transferred to the Company free and clear of any security interest, mortgage, pledge or assignment by way of security, charge, lien (statutory or otherwise) or other encumbrance, limitation or restriction of any kind or nature whatsoever (except for those set forth in the Company’s Certificate of Incorporation and the Investors’ Rights Agreement by and between the a predecessor of the Company, Mandarin Partners LLC and the Zein and Samar Obagi Family Trust, dated December 2, 1997 as amended on November 15, 2000 and January 10, 2001 (the “Investors’ Rights Agreement”)), (c) that the Preferred Stockholders hereby waive any and all rights that they may have under the Investors’ Rights Agreement in connection with the sale and purchase of the Preferred Shares, (d) that the sale of the Preferred Shares to the Company has been authorized by all necessary limited partner, trust or other action on the part of the Preferred Stockholders, and (e) that the persons executing this letter agreement on behalf of the Preferred Stockholders are duly authorized to do so.

3.                                          Termination. In the event that the Credit Agreement fails to close or the sale of all of the Preferred Shares to the Buyers as contemplated hereby does not occur by February 11, 2004, the obligation of the Company to purchase the Preferred Shares, and the Preferred Stockholder’s obligation to sell such shares to the company, shall terminate. Upon such termination, neither the Company nor the Preferred Stockholders shall have any continuing obligation to the other parties hereto with respect to the transactions contemplated hereby.

4.                                           Miscellaneous.

(a)                                     This letter agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any and all prior understanding, agreements or representations, written or oral, relating to the subject matter hereof.

(b)                                    All matters relating to the interpretation, construction, validity and enforcement of this letter agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law provisions thereof to the extent such principles would lead to the application of a substantive law other than the law of the State of New York.

(c)                                     Each party hereto agrees that any suit, action or proceeding based on any matter arising out of or in connection with this letter agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, and each party hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.

(d)                                    EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(e)                                     This letter agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

If the foregoing terms are acceptable to you, please acknowledge such by signing your name below.

Very truly yours,

Obagi Medical Products, Inc.

		By:	/s/ Austin McNamara
Name: Austin McNamara
Title: Chief Executive Officer

		By:	/s/ Curtis Cluff
Name: Curtis Cluff
Title: Chief Financial Officer

AGREED AND ACCEPTED AS OF THE DATE SET FORTH ABOVE:

STONINGTON CAPITAL APPRECIATION 1994 FUND LP

By:	/s/ Bradley Hoecker
By: Bradley Hoecker
Its: Partner

THE ZEIN & SAMAR OBAGI FAMILY TRUST

By:	/s/ Zein Obagi
By: Zein Obagi
Its: Trustee